Transcontinental

Printing

July 26, 2004

Mr. Joseph Valenzano

Exceptional Parent

65 East Route 4

River Edge, NJ 07661

Dear Joe,

As per our recent I am formalizing in writing what we have agreed to verbally. You have agreed to begin signing us monthly payments of $12,500.00 starting August 15, 2004 continuing through January 15, 2005. In addition you will pay your monthly invoices beginning with the August issue net 30 days from invoice date. On or about October 15, 2004 and November 15, 2004 you will make payments of $50,000.00 each in efforts to reduce your outstanding balance. This has been discussed and accepted by Bob Saluzzo COO of Exceptional Parent Magazine. (see addendum A)

In return Transcontinental Printing you will receive an extension of the current contract that is currently in place for an additional five years. (see addendum B) This now makes the original contract good thru October of 2009. The attached pricing tariff (see addendum C) will remain in place throughout the term of the contract. We will not raise manufacturing prices during that period unless there is a significant change in your quantities or specifications. You will be charges the current price for paper and would be notified of any paper increases or decreases backed up with documentation from the mill. In this event the paper pricing would be adjusted accordingly.

We will receive the account from time and offer different credit terms that suit your needs and the needs of Transcontinental to keep within the guidelines we have established herein. We recognize the partnership we have created over the past seven years printing your magazine and hope you have recognized the same. We look forward to partnering with Exceptional Parent for years to come.

Sincerely,

Accepted By:

s/s John C. Rebmann

s/s Joseph M. Valenzano John Rebmann

Joseph M. Valenzano Account Executive

President CEO & Publisher Catalog / Magazine Division

EP Magazine

THIS AGREEMENT is made in duplicate and is to be effective the 1st day of October 1999.

BETWEEN:

TRANSCON PRINTING & GRAPHICS, INC.

678 Fairfield - Yellow Springs Road

FAIRBORN, OHIO 45324

(hereafter referred to as the “Supplier”)

AND:

EXCEPTIONAL PARENT MAGAZINE

555 Kinderkamack Road

ORADELL, NEW JERSEY 07640

(hereafter referred to as the “Customer”)

WHEREAS the supplier carries on a printing business and has offered its services tot he Customer to provide the product and services described hereafter in the Scope of Services clause and the Customer has accepted the said offer.

NOW THEREFORE, in consideration if the mutual covenants contained herein, the parties hereto agree as follows:

1.

Scope os services:

1.1

Print and produce the Customer’s monthly publication “Exceptional Parent” as indicated by monthly print order provided by the Customer.

1.2

Print and produce other projects as per Customer specifications.

2.

Duration of agreement:

2.1

The contract period will begin on October 1, 1999 and will run through October 1, 2004.

2.2

Termination of this contract due Supplier’s default prior to the expiration date of this Agreement would require 120 days notice from the Customer giving Supplier the opportunity to remedy the default during the said notice period.

2.3

All materials (films or electronic data) supplied by the Customer shall remain the sole property of the Customer and be returned upon request.

3.

Pricing:

3.1

Supplier agrees to provide competitive pricing relative to the web offset printing market, and further, to notify Customer of any expected increases in manufacturing prices and in materials cost at least 60 days in advance. Initial pricing will be calculated from the pricing schedules attached hereto as Schedule A. All pricing is in US dollars and all payments to be made are in US dollars.

4.

Payment Terms:

4.1

Payment for services rendered by supplier shall be made by Customer as follows:

1st year:  90 days from invoice date with $500,000.00 credit limit

2nd year:  60 days from invoice date with $500,000.00 credit limit

3rd year:  60 days from invoice date with $500,000.00 credit limit

4th year:  30 days from invoice date with $500,000.00 credit limit

Late payments shall be subject to interest charges calculated at the Royal Bank prime rate plus 3%.

5.

Production Allocation:

5.1

The printing of the product cover and product text pages and the binding of the product shall be performed at the Supplier’s affiliated plants ans would not be allocated to a third party without the consent and or approval of the Customer.

5.2

Production of the Supplier’s affiliated plant(s) other than Owen Sound, Ontario, is contingent on the assurance of the quality standard specified in Section 6.

6.

Quality of Work:

6.1

The supplier agrees to produce a commercially acceptable product in accordance with the specifications and production schedules provided by the Customer. The customer agrees to furnish reasonably in advance of the required delivery date for each Customer order: Pre Press work, including film and electronic data, and any other supplied materials required for completion of the order, which are suitable for the quality of the product required.

7.

Warranty:

7.1

The supplier warrants that materials and services furnished shall be free from defects in material and workmanship and shall conform to the specifications, drawing, samples or instructions given at any time and from time to time by Customer, provided that conformity, as defined with consideration to accepted industry standards, is achievable and provided the Supplier is afforded the time necessary to complete the required work.

7.2

THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESSES OR IMPLIED, ORAL, WRITTEN, STATUTORY OR OTHERWISE, EXCEPT AS SET FORTH HEREIN, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE SUPPLIER’S WARRANTY OBLIGATIONS AND CUSTOMER’S REMEDIES HEREUNDER ARE SOLELY AND EXCLUSIVELY AS STATED HEREIN. IN NO CASE SHALL THE SUPPLIER BE LIABLE FOR INDIRECT DAMAGES, INCLUDING BUT NOT LIMITED TO SPECIAL, INCIDENTAL, AND CONSEQUENTIAL DAMAGES, OR LOSS OF CAPITAL, REVENUE, OR PROFITS. IN NO EVENT SHALL THE LIABILITY OF THE SUPPLIER, BE IN EXCESS OF THE ACTUAL PRICE PAID BY THE CUSTOMER.

8.

Force Majeure:

8.1

Neither of the parties shall be held responsible for any delay or failure in performance hereunder cause by illegal strikes, fires, embargoes, Government requirements, civil or military or transportation facilities, acts or omission of carries or other causes beyond it reasonable control. If such contingency occurs, the third injured by the other’s delay or failure in performance may elect to suspend the whole of this Agreement, if the delay or failure in performance pertains to substantially all of the services to be performed hereunder by the other party, or a part of this Agreement, if the delay or failure in performance pertains to such corresponding part of the services to be performed hereunder by the other party; in either case the suspension will be in effect for only so long as may be reasonably necessary.

9.

Governing Law

9.1

If any dispute should arise in connection with the interpretation and fulfillment of any or all of the terms and conditions of this Agreement the same shall be decided according to the laws of the State of Ohio, and attorn to the exclusive jurisdiction of the courts of said State. Pending final determination thereof, the parties shall proceed diligently with the performance of this Agreement. The parties agree that any such dispute shall be subject to the exclusive jurisdiction of the courts of the State of Ohio and the parties consent to the personal jurisdiction of those courts in connection with the hearing of any such dispute.

10.

Notices

Any and all notices to be made under this Agreement shall be in writing, and shall be delivered or sent by registered mail, to the party at the address below. The date of delivery shall be deemed to be the date of mailing of such Notice shall be sent:

(a)

To the Supplier:

Transcon Printing & Graphics, Inc.

678 Fairfield - Yellow Springs Road

Fairborn, Ohio 45324

with a copy to:

Transcontinental Printing Inc.

RBW Graphics Division

2049 20th Street East

Owen Sound, Ontario N4K 5R2

Attention : Director of Administration

(b)

To Customer:

Exceptional Parent Magazine

555 Kinderknmack Road

Oradell, New Jersey  07649

Attention: Joseph M. Valenzano, Jr.

or to such other address as one party may advise the other party in writing from time to time during the term of this Agreement.

IN WITNESS WHEREOF of the parties hereto have executed this agreement attested by the hand of their respective authorized officers this 1st day of October, 1999.

TRANSCON PRINTING & GRAPHICS, INC. EXCEPTIONAL PARENT MAGAZINE

per: s/s Ralph Pontillo

per: s/s Joseph M. Valenzano, Jr.

Ralph Pontillo

         Joseph M. Valenzano, Jr.

General Manager

   President, CEO & Publisher